 FOR IMMEDIATE RELEASE

Investor Contact:

Christopher Chai
Vice President, Treasury and Investor Relations
CV Therapeutics, Inc.
(650) 384-8560

Media Contact:

John Bluth
Senior Director, Corporate Communications
CV Therapeutics, Inc.
(650) 384-8850

MERLIN TIMI-36 DESIGN PUBLISHED IN AMERICAN HEART JOURNAL - LONG-TERM OUTCOMES EVALUATED FOR SAFETY AND EFFICACY IN ISCHEMIC PATIENTS

PALO ALTO, Calif., June 21, 2006 - CV Therapeutics, Inc.(Nasdaq: CVTX) announced today that the American Heart Journal (AHJ) has published the study design and rationale for the MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) trial. This multi-site study completed patient enrollment in May 2006 and the company expects that top line data from the study could be available in the first quarter of 2007.

The MERLIN TIMI-36 study is being conducted by the Harvard-based Thrombolysis In Myocardial Infarction (TIMI) Study Group, under the direction of Eugene Braunwald, M.D. and David Morrow, M.D.

MERLIN TIMI-36 is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa(R) (ranolazine extended-release tablets) during acute and long-term treatment in approximately 6,500 patients with non-ST elevation acute coronary syndromes (ACS) treated with standard therapy. The primary efficacy endpoint in MERLIN TIMI-36 is time to first occurrence of any element of the composite endpoint of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation ACS receiving standard therapy. The study also evaluates the safety of long-term treatment with Ranexa compared to placebo.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also receive standard therapy during both hospital-based and outpatient treatment. The oral doses of Ranexa used in MERLIN TIMI-36 have been studied in previous clinical trials.

"The MERLIN TIMI-36 is the largest study ever conducted with ranolazine and will provide important new information for physicians and patients to consider about the potential utility of a new pharmaceutical approach to treating patients with ischemic heart disease," said lead author David Morrow M.D., MPH, Cardiovascular Division/TIMI Study Group, Brigham and Women's Hospital, Harvard Medical School.

    The study investigators note in the paper that, "through the inhibition of the late cardiac sodium current, ranolazine may reduce the deleterious effects associated with intracellular sodium and calcium overload that accompany myocardial ischemia." The product labeling for Ranexa states that the mechanism of action is unknown.

Major Substudies and Analyses

The publication outlines several prospectively planned substudies designed to provide mechanistic and prognostic information and to assess the impact of ranolazine on quality of life and resource utilization. An economic quality of life (EQOL) substudy is designed to compare EQOL outcomes in patients randomized to either ranolazine or placebo over a one-year period.

A biomarker substudy will principally assess the impact of ranolazine on sensitive biomarkers of necrosis, ischemia and hemodynamic stress as noninvasive indicators of the extent and severity of myocardial injury as well as myocardial performance. Several study centers also are collecting blood samples from consenting study participants to isolate DNA for a genetic substudy.

An echocardiographic substudy will evaluate whether the effects of ranolazine on left ventricular systolic and diastolic function observed in animal models are apparent in patients with acute ischemic heart disease.

The MERLIN TIMI-36 study includes planned assessments of diabetes in patients with ischemic heart disease. The study also will assess outcomes among these patients, and the influence of ranolazine on these outcomes.

The MERLIN TIMI-36 study design was published online by AHJ and is expected to be included in a future print edition of the journal.

According to a special protocol assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), if treatment with Ranexa in the MERLIN TIMI-36 study is not associated with an adverse trend in death or arrhythmia compared to placebo, the study's safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if the primary endpoint is not met. In addition, if the primary endpoint is met, Ranexa could potentially also be approved for treatment of ACS and secondary prevention.

The completion of MERLIN TIMI-36 is based on achieving specific numbers of events. The trial is expected to continue until a pre-specified number of cases of cardiovascular death, myocardial infarction or severe recurrent ischemia have been observed, and a pre-determined number of deaths from any cause have occurred. Trial completion and results may be affected by slower than anticipated event rates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include Ranexa(R) (ranolazine extended-release tablets) and ACEON(R) (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEON(R), an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Forward-Looking Statements. This report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or our future clinical or product development, financial performance, regulatory review of our products or product candidates, or commercialization efforts. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes" "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology. These statements reflect only management's current expectations. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this report are set forth under the heading "Risk Factors" in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as may be updated from time to time by our future filings under the Exchange Act. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements.

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